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                                                                   EXHIBIT 2.3
                                AMENDMENT NO. 2
                                ---------------

                        TO AGREEMENT AND PLAN OF MERGER
                        -------------------------------

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER dated as of July 2, 1999 (this "Agreement"), is entered into by and among Brio Technology, Inc., a Delaware corporation ("Acquiror"), Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), and SQRIBE Technologies Corp., a Delaware corporation ("Target").

                                    RECITALS
                                    --------

     A. Acquiror, Sub and Target have entered into an Agreement and Plan of Merger dated February 23, 1999, as amended March 24, 1999 (the "Merger Agreement");

     B. Acquiror, Sub and Target each desire to amend the Merger Agreement as provided herein;

     C. Section 11.8 of the Merger Agreement provides that the Merger Agreement may be amended by written consent of the parties thereto;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Merger Agreement is amended as follows:

     1.   Amendment.  Section 2.1(c) of the Merger Agreement is hereby amended
          ---------
to read in its entirety as follows:

          "(a)  Exchange Ratio.
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                (i)  Subject to Sections 2.2 and 2.4, each issued and
outstanding share of Target Common Stock, each issued and outstanding share of Target Series A Preferred Stock (after giving effect to any adjustments in respect of liquidation preference, if applicable) and each issued and outstanding share of Target Series B Preferred Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall be converted into the right to receive a number of shares of Acquiror Common Stock ("Acquiror Common Stock") equal to the quotient obtained by dividing:

                     (A)  the product obtained by multiplying

                          (1)  total number of shares of Acquiror capital
stock outstanding immediately prior to the Effective Time (which, for the purposes of this calculation shall be deemed to equal the sum of (i) the number of shares of capital stock of Acquiror outstanding at the Effective Time, assuming exercise of all outstanding options and warrants to purchase shares of capital stock of Acquiror and conversion of all securities convertible into shares of capital stock of Acquiror, as the same shall be calculated using the Treasury Method (defined below), but excluding options issued following February 23, 1999 (and any shares of capital stock of Acquiror issued on exercise of such options) plus (ii) fifty-five percent (55%) of the aggregate number of shares of capital stock issuable pursuant to options to purchase shares of capital stock granted by Acquiror and Target during the period from February 24, 1999 through the

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Effective Time (without giving effect to any exercise of such options), as the same shall be calculated using the Treasury Method) by

                          (2)  0.8181818, by

                     (B) the sum obtained by adding (x) the total number of shares of Target capital stock outstanding immediately prior to the Effective Time (which, for the purposes of this calculation shall be deemed to equal the sum of (i) the number of shares of capital stock of Target outstanding at the Effective Time, assuming exercise of all outstanding options and warrants to purchase shares of capital stock of Target and conversion of all securities convertible into shares of capital stock of Target, as the same shall be calculated using the Treasury Method, but excluding options issued following February 23, 1999 (and any shares of capital stock of Target issued on exercise of such options), plus (ii) forty-five percent (45%) of the aggregate number of shares of capital stock issuable pursuant to options to purchase shares of capital stock granted by Acquiror and Target during the period from February 24, 1999 through the Effective Time (without giving effect to any exercise of such options), as the same shall be calculated using the Treasury Method), plus (y) 30,000 (the "Exchange Ratio").

          "Treasury Method" means an operation pursuant to which a number of shares issuable upon exercise of options and warrants is determined by subtracting from the total number of shares issuable upon exercise of options and warrants issued by a party a number of shares obtained by dividing (1) the aggregate consideration to be received by a party upon exercise of the total number of shares issuable upon exercise of options and warrants and other convertible securities issued by such party by (2) the Closing Stock Price.

          All such shares of Target Common Stock, Series A Preferred Stock and Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest. The Exchange Ratio shall not change as a result of fluctuations in the market price of Acquiror Common Stock between the date of this Agreement and the Effective Time, except as may be required by the Treasury Method.

     2.   Definitions.  All capitalized terms used herein without definition
          -----------
shall have the meanings ascribed to them in the Merger Agreement.

     3.   Effect of Amendment.  Except as amended as set forth above, the Merger
          -------------------
Agreement shall continue in full force and effect.

     4.   Counterparts.  This Amendment may be executed in counterparts.
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     IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Amendment No.
2 to Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   BRIO TECHNOLOGY, INC.

                                   By: /s/ Karen J. Willem
                                      -------------------------------

                                   Title: Chief Financial Officer
                                         ----------------------------


                                   SOCRATES ACQUISITION CORPORATION

                                   By: /s/ Karen J. Willem
                                      -------------------------------

                                   Title: Chief Financial Officer
                                         ----------------------------


                                   SQRIBE TECHNOLOGIES CORP.


                                   By: /s/ Ofir J. Kedar
                                      -------------------------------

                                   Title: President
                                         ----------------------------

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